Exhibit 3.300
1761459
ENDORSED
FILED
In the office of the Secretary of State
of the State of California
May 21, 1997
ARTICLES OF INCORPORATION
OF
BLT ENTERPRISES OF OXNARD, INC.
* * * * * *

FIRST:	That the name of the corporation is BLT ENTERPRISES OF OXNARD, INC.
     SECOND: This corporation is a close corporation. All of the corporation’s issued shares of all classes shall be held of record by not more than two (2) persons.
     THIRD: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
FOURTH: The name of this corporation’s initial agent for service of process in the State of California is:
Daniel Rosenthal, Esquire
2222 East Washington Blvd.
Los Angeles, CA 90021

     FIFTH: The total number of shares which the corporation is authorized to issue is one thousand (1,000); all of such shares shall be without par value.
          IN WITNESS WHEREOF, the undersigned have executed these Articles this 4th day of April, 1995.

/s/ R. A. Lopez
R. A. Lopez, Incorporator

/s/ E. C. Shannon
E. C. Shannon, Incorporator

/s/ M. J. Sandoval
M. J. Sandoval, Incorporator

A492413
[ILLEGIBLE]

May 21, 1997
BILL J0NES, Secretary of State
CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
BLT ENTERPRISES OF OXNARD, INC.
a California corporation
          Bernard Huberman and Daniel Rosenthal certify that:
          1. They are the President and Secretary, respectively, of BLT Enterprises of Oxnard, Inc., a California corporation.
          2. The Articles of Incorporation of this corporation are amended to add Articles SIXTH and SEVENTH as follows:
“SIXTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
SEVENTH: The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.”
          4. The foregoing amendment has been approved by the Board of Directors of the corporation.
          5. The foregoing amendment has been duly approved by the required vote of the shareholders of the corporation in accordance with Section 902 of the California Corporations Code. The corporation has only one class of shares. The total number of outstanding shares of the corporation is 200. The number of shares voting in favor of the amendment equaled or exceeded die vote required. The percentage required was more than 50%.

          The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Dated: 2/3/97	/s/ Bernard Huberman
Bernard Huberman, President

/s/ Daniel Rosenthal
Daniel Rosenthal, Secretary